                     NORTHEAST PENNSYLVANIA FINANCIAL CORP.
                   12 E. BROAD STREET HAZLETON, PA 18201-6591
                    PHONE (570) 459-3700 FAX (570) 450-6110

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

DATE:       May 4, 2004
CONTACT:    Jerry Holbrook
            Chief Financial Officer
PHONE:      (570) 459-3700
FAX:        (570) 450-6110

NORTHEAST PENNSYLVANIA FINANCIAL CORP. ANNOUNCES A 122%
INCREASE IN 2ND FISCAL QUARTER EARNINGS PER SHARE TO $0.51 AND
DECLARES DIVIDEND

HAZLETON, PA, MAY 4, 2004 - Northeast Pennsylvania Financial Corp. (the "Company") (NASDAQ: NEPF), the holding company for First Federal Bank (the "Bank"), today announced second quarter fiscal 2004 net income of $2.1 million, or $ 0.51 per diluted share, compared to restated net income of $920,000, or $0.23 per diluted share, for the second quarter of fiscal 2003. Earnings for the six months ended March 31, 2004 were $3.1 million, or $0.76 per diluted share, compared to restated earnings of $1.6 million, or $0.40 per diluted share, for the six months ended March 31, 2003. Certain prior period amounts set forth in this release reflect the restatements of the financial results for those periods.

Results for the Company's second fiscal quarter of 2004 include:

        o An improvement in the net interest margin to 2.77% from 2.63% in the first fiscal quarter ended December 31, 2003 and 2.45% in the comparable second fiscal quarter of 2003.

        o The sale of approximately $25.0 million in available-for-sale investment securities resulting in an after tax gain of approximately $535,000 ($0.13 per diluted share);

        o The sale and transfer of approximately $10.3 million in branch deposits and $650,000 of branch real estate and equipment, resulting in an after tax gain of approximately $490,000 ($0.12 per diluted share).

        o A 24% reduction in the level of nonperforming assets from $13.5 million at September 30, 2003 to $10.3 million at March 31, 2004.

NORTHEAST PENNSYLVANIA FINANCIAL CORP.    2ND QUARTER EARNINGS FISCAL 2004
PAGE 2

BALANCE SHEET REPOSITIONING
---------------------------

In September 2003, management began a process to reposition the balance sheet and improve earnings. During the first fiscal quarter of 2004, these activities included divesting certain fixed-rate residential mortgage loans and entering into approximately $40.0 million of derivative contracts to convert certain long-term fixed-rate Federal Home Loan Bank ("FHLB") borrowings to a variable rate. During the second fiscal quarter of 2004, the Company continued these activities by selling approximately $25.0 million of investment securities, including $15.0 million of corporate bonds that were scheduled to mature within the next 20 months. That sale was undertaken since the gain realized on the sale was greater than the income the Company would have earned if it continued to hold such bonds until maturity. The proceeds from the sale were used to repay certain maturing borrowings, fund the transfer of branch deposits and invest in similar assets that are interest-rate sensitive.

As previously announced, the Bank sold $650,000 of real estate and equipment and transferred approximately $10.3 million of deposits at its Danville, Pennsylvania branch in January 2004 to The First National Bank of Berwick, Berwick, Pennsylvania.

Other management initiatives include instituting pricing discipline in each of the Company's product lines, improving credit policy, decreasing the levels of nonperforming assets and increasing core deposits (non-interest bearing deposits) and business lending in the Company's local market area.

As part of its continued restructuring activities, the Bank also announced that on May 4, 2004 it executed a definitive agreement to sell approximately $19 million of its lower credit quality indirect automobile loans to another financial institution. This represents substantially all of the Company's lower credit quality indirect automobile loans. The Company expects that this transaction will not have a significant effect on the Bank's capital or results of operations. This sale was undertaken to reduce the levels of lower credit quality performing loans in the Bank's loan portfolio. As previously disclosed, the Bank ceased originating such non-prime indirect automobile loans in October 2003.

Total assets were $876.9 million at March 31, 2004 compared to $877.8 million at December 31, 2003 and $896.3 million at September 30, 2003. Total net loans decreased by approximately $43.5 million from September 30, 2003 to March 31, 2004 as the Bank sold $16.2 million in modified fixed-rate residential mortgage loans, reduced its indirect automobile originations through more conservative pricing and underwriting and began working out certain classified commercial loans.

NORTHEAST PENNSYLVANIA FINANCIAL CORP.    2ND QUARTER EARNINGS FISCAL 2004
PAGE 3

This decrease was offset in part by a $31.9 million increase in the Bank's investment securities portfolio over the same period.

Given the continued low interest-rate environment, the Company expects to continue repositioning the Bank's balance sheet, where appropriate, to improve earnings, credit quality and interest-rate sensitivity.

ASSET QUALITY
-------------

As of March 31, 2004, nonperforming assets totaled $10.3 million, or 1.18% of total assets, compared to $13.5 million, or 1.51% of total assets, at September 30, 2003 and $4.8 million, or 0.53% of total assets, at September 30, 2002. The $3.2 million reduction during the six months ended March 31, 2004 was primarily the result of the balances on several nonaccruing commercial loans being reduced due to cash collections, a $535,000 reduction in the levels of foreclosed assets and workout strategies. The reduction in foreclosed assets was due to the sale of several one-to-four family properties. To continue reducing nonperforming assets, the Bank has established workout strategies for its large commercial nonaccruing loans which are designed to prudently exit or collect on such loans within a reasonable timeframe.

The provision for loan losses totaled $485,000 for the March 2004 quarter compared to $610,000 for the comparable quarter in 2003. The provision for loan losses totaled $1.2 million for the six months ended March 31, 2004 compared to $980,000 for the six months ended March 31, 2003. The quarterly reduction was due to the previously mentioned reductions in nonperforming loans as well as decreases in gross loans outstanding from $501.8 million at September 30, 2003 to $457.9 million at March 31, 2004. The increase in the provision for the six-month period in 2004 reflects the high levels of nonperforming assets. The allowance for loan losses totaled $10.2 million at March 31, 2004, December 31, 2003 and September 30, 2003. The allowance for loan losses at March 31, 2004 was 2.22% of total loans outstanding compared to 2.18% at December 31, 2003 and 2.03% at September 30, 2003.

NET INTEREST  MARGIN
--------------------

The Company's net interest margin was 2.77% for the three months ended March 31, 2004 compared to 2.63% for the quarter ended December 31, 2003 and 2.45% for the comparable quarter in 2003. The net interest margin was 2.68% for the six-months ended March 31, 2004 compared to 2.47%

NORTHEAST PENNSYLVANIA FINANCIAL CORP.    2ND QUARTER EARNINGS FISCAL 2004
PAGE 4

for the same period in 2003. This improvement was primarily the result of lower funding costs on FHLB Advances and reductions in the average rates paid on deposits. These reductions were offset in part by reductions in yields on loans and investment securities. In November 2003, the Bank entered into several derivative contracts, which swapped the fixed rates it pays on $40.0 million of FHLB Advances to variable rates. The effect of this transaction was to reduce the average rate the Bank is paying on these borrowings from approximately 5.51% to 3.00% during the quarter and from 5.51% to 3.72% during the six-month period ended March 31, 2004. Additionally, certain long- term, fixed-rate, higher-average rate advances matured during the first six months of fiscal 2004 and were replaced with lower rate borrowings with similar terms.

NONINTEREST INCOME
------------------

Noninterest income increased $182,000, or 5%, and $249,000, or 4%, for the second fiscal 2004 quarter and six-month periods ended March 31, 2004, respectively, compared to the same periods in 2003. These increases were largely due to the previously discussed gain on sale of the Danville branch and increased service charges, offset by lower levels of gains on sales of loans and
investment   securities  and  insurance  premium  income.

NONINTEREST  EXPENSE
--------------------

Noninterest expenses decreased by $761,000, or 11%, during the quarter ended March 31, 2004 compared to the same quarter in 2003. Expenses decreased by $1.4 million, or 10%, in the six-month period ended March 31, 2004 compared to the six months ended March 31, 2003. The majority of this decrease was due to reductions in salaries and benefits as the Company reduced staff in June 2003 when it closed three banking offices and in September 2003 as part of a restructuring effort to better align the Bank's operational processes with its product offerings. Occupancy costs also decreased as a result of the branch closings and the sale of the Bank's Danville branch.

Thomas Petro, President and CEO said, "We are making significant progress toward our goal of returning the Company and First Federal Bank to core profitability and sound financial discipline. The Company's strategy of becoming a high-performing financial institution while focusing on providing competitive loan and deposit products to businesses and consumers is beginning to take shape. The continued improvement in earnings demonstrates that the course we have set for the Company is appropriate. Challenges such as improving the Bank's margin, reducing nonperfoming loans and restructuring certain subsidiary activities remain. I am pleased with our progress and the

NORTHEAST PENNSYLVANIA FINANCIAL CORP.    2ND QUARTER EARNINGS FISCAL 2004
PAGE 5

dedication demonstrated by our employees to serve our customers." He continued, "as we continue to reorganize the Company for improved financial performance, the cornerstone of our success will be our ability to continue creating satisfied customers."

The Company also announced a cash dividend of $0.06 per share payable to stockholders of record as of May 19, 2004. Payment of the dividend will be made on June 2, 2004. The dividend payment continues to reflect the Company's long-term views on capital needs and brings the Company's annual dividend payout ratio more in line with its peers.

RESTATEMENTS
------------

The Company's results of operations have been restated for the fiscal years from 1998 through 2002 and for the December 2002, March 2003 and June 2003 quarters to reflect the correction of accounting errors discovered in July and September 2003. These errors primarily related to the Company's indirect automobile loan portfolio, mortgage and consumer loan portfolios, employee health and welfare plans and certain operating expenses.

Northeast Pennsylvania Financial Corp. is the holding company of First Federal Bank, Higgins Insurance Associates, Inc., Abstractors Inc. and NEP Trust Co. The Company, through its subsidiaries, serves Northeastern and Central Pennsylvania through fifteen full service branch office locations.

Statements contained in this news release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

NORTHEAST PENNSYLVANIA FINANCIAL CORP.    2ND QUARTER EARNINGS FISCAL 2004
PAGE 6

CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                    THREE MONTHS ENDED     SIX MONTHS ENDED
                                        MARCH 31,              MARCH 31,
                                   --------------------  ---------------------
                                              AS RESTATED            AS RESTATED
                                     2004        2003        2004       2003
                                   --------- ------------  --------- -----------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


INTEREST INCOME
   Interest and fees on loans.....  $  7,025   $  8,346    $14,606     $17,131
   Mortgage-related securities....     2,108      1,646      4,039       3,681
   Investment securities:
      Taxable.....................       932      1,272      1,943       2,455
      Tax-exempt..................       140        234        346         467
   Other interest income..........         4          -          4           -
                                   --------- ----------  ---------   ---------
         Total interest income....    10,209     11,498     20,938      23,734
                                   --------- ----------  ---------   ---------

INTEREST EXPENSE
   Deposits.......................     2,089      3,209      4,318       6,920
   Federal Home Loan Bank advances     2,381      2,949      5,357       5,956
   Trust-preferred debt...........       263        281        528         517
                                   --------- ----------  ---------   ---------
         Total interest expense...     4,733      6,439     10,203      13,393
                                   --------- ----------  ---------   ---------

NET INTEREST INCOME...............     5,476      5,059     10,735      10,341

Provision for loan losses.........       485        610      1,162         980
                                   --------- ----------  ---------   ---------

NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES......     4,991      4,449      9,573       9,361
                                   --------- ----------  ---------   ---------

NONINTEREST INCOME
   Service charges and other fees.       686        618      1,565       1,273
   Insurance premium income.......       842        902      1,708       1,826
   Trust fees.....................       220        214        437         446
   Gain (loss) on sale of:
      Branch......................       798          -        798           -
      Assets acquired through foreclosure 30         50         30          60
      Loans.......................       199        359        663         603
      Available for sale securities      872      1,131        872       1,142
   Other..........................       263        454        522         996
                                   --------- ----------  ---------   ---------
         Total noninterest income.     3,910      3,728      6,595       6,346
                                   --------- ----------  ---------   ---------

NONINTEREST EXPENSE
   Salaries and employee benefits.     3,255      3,444      6,297       6,747
   Occupancy costs................       708        852      1,386       1,656
   Amortization of intangibles....       197        257        441         517
   Data processing costs..........       218        197        529         378
   Advertising....................        97        247        255         511
   Professional fees..............       380        412        815         909
   Federal Home Loan Bank and
      other charges...............       260        233        497         462
   Other..........................       871      1,105      1,764       2,191
                                   --------- ----------  ---------   ---------
         Total noninterest expense     5,986      6,747     11,984      13,371
                                   --------- ----------  ---------   ---------
Income before income taxes........     2,915      1,430      4,184       2,336
Income taxes......................       825        510      1,055         747
                                   --------- ----------  ---------   ---------

NET INCOME........................   $ 2,090  $     920    $ 3,129     $ 1,589
                                   ========= ==========  =========   =========

EARNINGS PER SHARE:
   Basic..........................      0.53       0.24       0.80        0.42
   Diluted........................      0.51       0.23       0.76        0.40

                                   (continued)

NORTHEAST PENNSYLVANIA FINANCIAL CORP.    2ND QUARTER EARNINGS FISCAL 2004
PAGE 7

CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               MARCH 31,  SEPTEMBER 30,
                                                                                 2004         2003
                                                                               ---------   -------------

ASSETS
   Cash and cash equivalents                                                  $ 18,421  $   20,142
   Investment securities available-for-sale                                    358,490     326,626
   Investment securities held-to-maturity (estimated market value of
    $2,767 at March 31, 2004 and $3,622 at September 30, 2003)                   2,715       3,555
   Loans held for sale                                                           1,066       1,073
   Loans (less allowance for loan loss of $10,178 at March 31, 2004
      and $10,196 at September 30, 2003                                        446,529     489,986
   Accrued interest receivable                                                   3,250       3,892
   Assets acquired through foreclosure                                             488       1,022
   Property and equipment, net                                                  10,975      12,152
   Goodwill                                                                      3,216       3,216
   Intangible assets                                                             7,598       8,595
   Bank-owned life insurance                                                    11,128      10,875
   Other assets                                                                 13,020      15,161
                                                                             ---------  ----------
               TOTAL ASSETS                                                   $876,896    $896,295
                                                                             =========  ==========

LIABILITIES
   Deposits                                                                    534,543     547,305
   Federal Home Loan Bank advances                                             229,255     258,901
   Trust-preferred debt                                                         22,000      22,000
   Other borrowings                                                             20,787         529
   Advances from borrowers for taxes and insurance                               2,273       1,239
   Accrued interest payable                                                      1,565       1,318
   Other liabilities                                                             4,382       6,646
                                                                             ---------  ----------
               TOTAL LIABILITIES                                               814,805     837,938
                                                                             ---------  ----------

STOCKHOLDERS' EQUITY
   Preferred stock ($.01 par value; 2,000,000 authorized shares; none issued)        -           -
   Common stock ($.01 par value; 16,000,000 shares authorized,
      6,427,350 shares issued)                                                      64          64
   Additional paid-in capital                                                   62,173      61,879
   Common stock acquired by stock benefit plans                                 (3,156)     (3,772)
   Retained earnings - substantially restricted                                 31,744      29,368
   Accumulated other comprehensive income, net                                   2,110       1,730
   Treasury stock, at cost (2,245,551 shares at March 31, 2004
      and 2,250,756 shares at September 30, 2003)                              (30,844)    (30,912)
                                                                              ---------  ----------
               TOTAL STOCKHOLDERS' EQUITY                                       62,091      58,357
                                                                             ---------  ----------
               TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $876,896    $896,295
                                                                             =========  ==========



                                   (continued)


NORTHEAST PENNSYLVANIA FINANCIAL CORP.    2ND QUARTER EARNINGS FISCAL 2004
PAGE 8

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY (UNAUDITED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)


                                        MARCH 31,    DECEMBER 31,   SEPTEMBER 30,     SEPTEMBER 30,
                                          2004          2003             2003             2002
                                        ----------   -----------     -------------    -------------

CAPITAL RATIOS:
   Risk-based capital
      Tier 1                               11.70%     10.22%          9.27%            9.45%
      Total                                12.96%     11.47%         10.52%           10.45%
   Leverage                                 6.84%      6.51%          6.17%            5.81%

ASSET QUALITY INDICATORS:
   Nonperforming assets:
      Nonaccruing loans                   $ 9,827    $10,281       $12,479           $4,200
      Assets acquired through foreclosure     487      1,389         1,022              547
      Troubled debt restructuring               -          -         -                   55
                                          --------   ---------     ---------         ----------

            Total nonperforming assets    $10,314    $11,670       $13,501           $4,802
                                          ========   ========      =========         ==========

 Ratio of non performing assets to tota1
   assets                                    1.18%      1.33%         1.51%            0.53%
                                          ========   =========     =========         =========

 Ratio of allowance for loan losses to
      total loans                            2.22%      2.18%         2.03%            1.10%
                                          =========  ==========    =========         =========

                                           AT AND FOR THE THREE MONTHS ENDED
                                       -------------------------------------------
                                                                                      AS RESTATED
                                         MARCH 31,   DECEMBER 31,    SEPTEMBER 30,     DECEMBER 31,
                                           2004         2003              2003            2002
                                       -----------  ------------    ------------     -------------
PERFORMANCE RATIOS:
   Return on average assets (1)            0.98%       0.48%          (2.08)%          0.29%
   Return on average equity (2)           13.75%       7.06%         (28.06)%          4.13%
   Net interest margin (1)(2)              2.77%       2.63%           2.48%           2.56%


OTHER
   Book value per share                  $14.85      $14.08          $13.97          $15.54
   Stock price                           $18.40      $19.21          $17.50          $15.70
   Employees                                261         272             280             300


                                   FOR THE SIX MONTHS ENDED
                                   ----------------------
                                                 AS RESTATED
                                    MARCH 31,     MARCH 31,
                                      2004          2003
                                   -----------   -----------
PERFORMANCE RATIOS:
   Return on average assets (1)          0.73%       0.35%
   Return on average equity (2)         10.46%       4.68%
   Net interest margin (1)(2)            2.68%       2.47%

(1) Annualized
(2) Computed on a fully tax equivalent basis

